EXHIBIT 16.1

BF Borgers CPA PC

Certified Public Accountants

March 3, 2017

Securities and Exchange Commission

450 Fifth Street, NW

Washington, D.C. 20549

Re: Golden Matrix Group, Inc.

Form 8-K Item 4.01

File No. 000-54840

Commissioners:

We were previously the principal accountants for Golden Matrix Group, Inc. Effective March 3, 2017, we resigned as the principal accountants.

We have read the Company's statements included under Item 4.1 of its Form 8-K dated March 3, 2017. We agree with the statements concerning our Firm in Item 4.1 of the Form 8-K. We have no basis on which to agree or disagree with other statements made in the Form 8-K.

Very truly yours,

/s/ Ben Borgers CPA

BF Borgers CPA PC

Lakewood, Colorado

5400 W. Cedar Avenue Lakewood, CO 80226 +33 666720374